Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 15, 2013, with respect to the consolidated financial statements  included in the Annual Report of CAMAC Energy, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CAMAC Energy, Inc. on Form S-3 (File No. 333-163869 and 333-167013) and on Form S-8 (File No. 333-175294, 333-160737 and 333-152061).

/s/ Grant Thornton LLP
Houston, Texas
April 15, 2013